                                                                     EXHIBIT 2.2

                               OPERATING AGREEMENT

                                       OF

                           ST. LOUIS POST-DISPATCH LLC









                                  Dated As Of:

                                   May 1, 2000

                                TABLE OF CONTENTS

                                                                                       PAGE
RECITALS       1

ARTICLE I DEFINITIONS AND TERMS..........................................................1
SECTION 1.1    Certain Definitions.......................................................1
SECTION 1.2    Rules of Construction.....................................................6

ARTICLE II GENERAL MATTERS...............................................................7
SECTION 2.1    Formation.................................................................7
SECTION 2.2    Purposes and Business.....................................................7
SECTION 2.3    Offices...................................................................7
SECTION 2.4    Name......................................................................8
SECTION 2.5    Term......................................................................8
SECTION 2.6    Members...................................................................8

ARTICLE III FINANCIAL AND TAX MATTERS....................................................8
SECTION 3.1    Capital Contributions.....................................................8
SECTION 3.2    Loans from Members........................................................9
SECTION 3.3    Restrictions Relating to Capital; Company Property........................9
SECTION 3.4    Tax Treatment............................................................10
SECTION 3.5    Allocation of Profits and Losses.........................................10
SECTION 3.6    Other Allocation Rules...................................................10
SECTION 3.7    Tax Elections............................................................10
SECTION 3.8    Tax Allocations; Code Section 704(c).....................................11
SECTION 3.9    Tax Matters Member.......................................................12
SECTION 3.10   Regular Distribution Policy..............................................12
SECTION 3.11   Special Distributions....................................................12
SECTION 3.12   Permanent Company Debt...................................................13
SECTION 3.13   Allocations Upon Liquidation of the Company..............................13
SECTION 3.14   Reimbursement of Certain Expenses........................................13

ARTICLE IV MANAGEMENT 13
SECTION 4.1    General..................................................................13
SECTION 4.2    Standard of Care; Indemnification........................................14
SECTION 4.3    Capital Expenditures.....................................................14
SECTION 4.4    Reserves.................................................................15

ARTICLE V ACCOUNTING, BOOKS AND RECORDS.................................................15
SECTION 5.1    Fiscal Year..............................................................15
SECTION 5.2    Books and Records........................................................15
SECTION 5.3    Auditors.................................................................15
SECTION 5.4    Reporting................................................................15
SECTION 5.5    Banking..................................................................16


                                                                                       PAGE
SECTION 5.6    Tax Return Information...................................................16
SECTION 5.7    Six Year Projections.....................................................16

ARTICLE VI CONFIDENTIALITY; NONCOMPETITION..............................................16
SECTION 6.1    Confidentiality Obligation...............................................16
SECTION 6.2    Noncompetition...........................................................16

ARTICLE VII TRANSFER OF INTERESTS; PUT RIGHT............................................17
SECTION 7.1    General..................................................................17
SECTION 7.2    Put Right................................................................18
SECTION 7.3    Termination of a Member's Interest.......................................18

ARTICLE VIII DISSOLUTION AND WINDING UP.................................................18
SECTION 8.1    Dissolution..............................................................18
SECTION 8.2    Winding Up...............................................................19
SECTION 8.3    Pulitzer Purchase........................................................19

ARTICLE IX MISCELLANEOUS................................................................20
SECTION 9.1    Notices..................................................................20
SECTION 9.2    Amendment; Waiver........................................................20
SECTION 9.3    Assignment...............................................................20
SECTION 9.4    Entire Agreement.........................................................20
SECTION 9.5    Parties in Interest......................................................20
SECTION 9.6    Governing Law; Submission to Jurisdiction; Selection of Forum............21
SECTION 9.7    Counterparts.............................................................21
SECTION 9.8    Severability.............................................................21
SECTION 9.9    No Agency................................................................21
SECTION 9.10   Limitation of Liability..................................................22



SCHEDULE 1 .   Identification of Members
SCHEDULE 2 .   Permitted Transactions
APPENDIX A .   Definition of Deemed Value

                               OPERATING AGREEMENT

                                       OF

                           ST. LOUIS POST-DISPATCH LLC

     THIS OPERATING AGREEMENT of ST. LOUIS POST-DISPATCH LLC, a Delaware limited liability company (the "Company"), is made and entered into as of May 1, 2000, among The Herald Company, Inc., a New York corporation ("Herald"), Pulitzer Inc., a Delaware corporation ("Pulitzer" or the "Managing Member"), Pulitzer Technologies, Inc., a Delaware corporation ("PTI"), and such other Persons that become Members as herein provided.


                                    RECITALS

     WHEREAS, the Company, Pulitzer, PTI and Herald are parties to that certain Joint Venture Agreement, dated as of May 1, 2000 (the "Joint Venture Agreement");

     WHEREAS, Herald and Pulitzer have entered into that certain Indemnity Agreement (the "Herald Indemnity"), dated as of May 1, 2000;

     WHEREAS, pursuant to and subject to the terms and conditions of the Joint Venture Agreement, each of Herald, Pulitzer and PTI will contribute, or cause to be contributed, to the Company their respective interests in certain assets and liabilities relating to the St. Louis Post-Dispatch in exchange for equity interests in the Company;

     WHEREAS, the Members desire to enter into this Agreement, which shall constitute the limited liability company agreement of the Members under the Delaware Act, for the purpose of setting forth the agreements of the Members as to the affairs of the Company and the conduct of its business;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and undertakings contained herein, the parties agree as follows:

                                   ARTICLE I

                              DEFINITIONS AND TERMS

     SECTION 1.1 Certain Definitions.


     As used herein, the following terms shall have the meanings set forth or as referenced below:

     "Affiliate" of a Person means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, "control" means (i) the direct or indirect ownership or control of more than 50% of the voting stock or other voting interest in any Person, or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

     "Agency Agreement" has the meaning set forth in the Joint Venture
Agreement.

     "Agreed Value" means the Fair Market Value of Contributed Assets net of Assumed Liabilities, as set forth in, or determined pursuant to, Section 3.1 of this Agreement.

     "Agreement" shall mean this Operating Agreement, including the schedules and exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     "Assumed Liabilities" means the Pulitzer Assumed Liabilities, the PTI Assumed Liabilities and the Herald Assumed Liabilities, each as defined in the Joint Venture Agreement.

     "Business Day" means a day, other than a Saturday or Sunday, on which banks generally are open in New York City, St. Louis and Wilmington, Delaware for a full range of business.

     "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

          (i) To each Member's Capital Account there shall be added the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company by such Member (or its predecessors in interest), such Member's distributive share of Profits, and the amount of any Company liabilities assumed by such Member or which are secured by any Company Property distributed to such Member.

          (ii) From each Member's Capital Account there shall be subtracted the amount of money and the Gross Asset Value of any Company Property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

          (iii) In the event all or a portion of an Interest is Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Interest.

     "Capital Contribution" means, with respect to any Member, the amount of money and the Gross Asset Value of any property (other than money) contributed by such Member to the Company.

     "Certificate of Formation" shall have the meaning set forth in Section 2.1.

     "Closing" and "Closing Date" shall have the respective meanings set forth in the Joint Venture Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor to such statute.

     "Company" shall have the meaning set forth in the preamble hereto.

     "Company Business" means the operations and activities carried on by the Company and its subsidiaries, including the operations of the St. Louis Post-Dispatch, the operations of any entities or businesses contributed by the Members to the Company pursuant to the Joint Venture Agreement and any businesses subsequently operated by the Company.

     "Company Debt" means the loan in the aggregate principal amount of $306 million to the Company from the Prudential Insurance Company of America and certain other institutional lenders.

     "Company Property" means any and all property of whatever nature, tangible or intangible, real or personal, of the Company from time to time.

     "Contributed Assets" means the Pulitzer Contributed Assets, the PTI Contributed Assets and the Herald Contributed Assets, each as defined in the Joint Venture Agreement.

     "CPA Firm" means the independent public auditor of the Company's books and records designated by Pulitzer pursuant to Section 5.3.

     "Debt" means any liability of the Company (including, without limitation, liabilities to Members) for borrowed money, or any liability for the payment of money by the Company in connection with any guarantees, surety agreements, letters of credit, or other interest-bearing liabilities evidenced by any bond, debenture, note or other similar instrument, excluding any trade liabilities or any non-interest-bearing liabilities or obligations.

     "Deemed Tax Benefit" shall have the meaning set forth in Section 3.11.

     "Deemed Value" has the meaning set forth in Appendix A to this Agreement.

     "Delaware Act" means the Delaware Limited Liability Company Act, 6 Del. C. 18-101 et seq., as amended from time to time, and any successor to such statute.

     "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined by the Managing Member in the manner described in Regulations Section 1.704-1(b)(2)(iv)(g)(3).

     "Fair Market Value" means, with respect to Company Property, as of any date of determination, the price for such Company Property that could be negotiated in an arm's-length transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction, as of such date of determination. The Fair Market Value of Company Property shall be determined by the Members. If the Members are unable to reach agreement on such determination, each of Pulitzer and Herald shall select an independent and nationally recognized investment banking firm and such investment banking firms shall select a third independent and nationally recognized investment banking firm, as they may deem appropriate and in the best position to determine the Fair Market Value of such property, whose determination of the Fair Market Value shall be final and binding.

     "Final Determination" means (i) a binding decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and not subject to further appeal, (ii) a closing agreement entered into under
Section 7121 of the Code or any other binding settlement agreement with the Internal Revenue Service entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of Internal Revenue Service administrative proceedings if a judicial contest is not or is no longer available or, in the sole discretion of the Managing Member, is not to be commenced or continued.

     "Fiscal Year" means the fiscal year of the Company as specified in Section 5.1.

     "Gross Asset Value" means, with respect to any Company Property, its adjusted basis for federal income tax purposes, except as follows:

          (i) The Gross Asset Value of Contributed Assets at the time of their contribution to the Company pursuant to the Joint Venture Agreement and in accordance with Section 3.1, net of Assumed Liabilities, shall be their Agreed Value.

          (ii) The initial Gross Asset Value of any other Company Property contributed by a Member to the Company shall be its Fair Market Value on the date of contribution.

          (iii) The Gross Asset Value of any Company Property distributed to any Member shall be adjusted to equal its Fair Market Value on the date of distribution.

          (iv) The Gross Asset Value of all Company Properties shall be adjusted to equal their respective Fair Market Values in accordance with the rules set forth in, and at such times as provided under, Regulations Section 1.704-1(b)(2)(iv)(f).

          (v) If the Gross Asset Value of Company Property has been determined or adjusted pursuant to this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Company Property for purposes of computing Profits and Losses.

     "Herald" shall have the meaning set forth in the preamble hereto.

     "Herald Indemnity" has the meaning set forth in the recitals to this Agreement.

     "Herald Put" shall have the meaning set forth in Section 7.2(a).

     "Indemnitee" shall have the meaning set forth in Section 4.2(a).

          "Interest" means the membership interest of a Member in the Company (which shall be considered personal property for all purposes), consisting of (i) such Member's interest in Profits, Losses and distributions, (ii) such Member's right to vote or grant or withhold consents with respect to Company matters as provided herein or in the Delaware Act and (iii) such Member's other rights and privileges as provided herein or under the Delaware Act, in each case subject to the obligations of such Member under this Agreement or applicable Law.

          "Joint Venture Agreement" shall have the meaning set forth in the recitals hereto.

          "Law" means any federal, state, foreign or local law, constitutional provision, code, statute, ordinance, rule, regulation, order, judgment or decree of any governmental authority.

          "Managing Member" means Pulitzer (acting through any Person or Persons properly designated by it), and its successors, assigns or transferees.

          "Member Loan" shall mean any loan from a Member to the Company in accordance with Section 3.2.

          "Members" mean Herald, Pulitzer, PTI and all other Persons admitted as additional or substituted Members pursuant to this Agreement, so long as they remain Members. Each Member shall constitute a "member" of the Company, as such term is defined in Section 18-101 of the Delaware Act.

          "Minimum Reserve Amount" shall mean (i) at any time on or prior to the tenth anniversary of the Closing Date, an amount equal to the product of
     (A) $15 million and (B) the time since the Closing Date (expressed in years and quarters of a year to the end of the last preceding quarter) and (ii) after the tenth anniversary of the Closing Date, zero.

          "Percentage Interest" means initially: for Pulitzer, 94%, for PTI, 1%, and for Herald, 5%; and thereafter as adjusted to reflect any permitted Transfers.

          "Permanent Company Debt" shall mean the Company Debt and any replacement or refinancing of the Company Debt or any Permanent Company Debt in accordance with Section 3.12.

          "Person" shall mean an individual, a corporation, a partnership, an association, a trust, a limited liability company, a governmental authority or any other entity or organization.

          "Profits" or "Losses" means, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) and assuming the tax basis of each asset contributed to the Company had been equal to its Gross Asset Value at the date of such contribution. Profits and Losses shall be adjusted as follows: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;
     (ii) any expenditures of the Company described as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses, shall be subtracted from such taxable income or loss; (iii) in lieu of depreciation, amortization and cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of "Depreciation"; and (iv) if the Gross Asset Value of any Company Property differs from its adjusted tax basis for federal income tax purposes, any gain or loss resulting from a disposition of such Company Property shall be calculated with respect to such Gross Asset Value.

          "PTI" shall have the meaning set forth in the preamble hereto.

          "Pulitzer" shall have the meaning set forth in the preamble hereto.

          "Put Price" shall have the meaning set forth in Section 7.2(a).

          "Put-Related Covenants" shall mean (i) that Herald and its Affiliates will report the transactions contemplated by this Agreement and the Joint Venture Agreement in a manner consistent with the Company's tax returns and
     (ii) the covenants of Herald set forth in Section 5 of the Herald
     Indemnity.

          "Regulations" means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

          "Reserve Asset Value" shall mean, at any time, the value of all cash, U.S. Treasury obligations and other obligations backed by the full faith and credit of the United States then held by the Company.

          "Special Distributions" shall have the meaning set forth in Section
     3.11 hereof.

          "Subsidiary" means any Contributed Entity (as defined in the Joint Venture Agreement) or any other Person controlled by the Company.

          "Tax Matters Member" shall have the meaning set forth in Section 3.9.

          "Transaction Agreements" shall have the meaning set forth in the Joint Venture Agreement.

          "Transfer" shall have the meaning set forth in Section 7.1(a).

          "Transferee" means a Person to whom a Member has Transferred its Interest pursuant to Section 7.1.

     SECTION 1.2 Rules of Construction.

          (a) Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context requires otherwise, the words "hereof", "herein", and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (b) The terms "dollars" and "$" shall mean United States dollars.

          (c) The term "including" shall be deemed to mean "including without limitation."

          (d) Article and section headings used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (e) This Agreement is among financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties.

                                   ARTICLE II

                                 GENERAL MATTERS

     SECTION 2.1 Formation.

     The Members have caused the formation of the Company as a Delaware limited liability company pursuant to the Delaware Act by filing a Certificate of Formation of the Company (the "Certificate of Formation") on April 12, 2000 with the Delaware Secretary of State in accordance with the Delaware Act. The rights and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided in this Agreement.

     SECTION 2.2 Purposes and Business.

     Except as may otherwise be approved by the Members, the purpose of the Company shall be to own and operate the St. Louis Post-Dispatch and other businesses directly or indirectly related thereto, including certain businesses contributed to the Company pursuant to the Joint Venture Agreement, as determined by the Managing Member. The Company shall have all powers necessary or desirable to accomplish the aforesaid purposes. In connection therewith, the Company may engage in and enter into any and all activities, contracts and agreements related or incident to the above-stated purposes as the Managing Member may determine to be appropriate from time to time. The Company shall have the power to do all things necessary, appropriate, advisable, convenient, or incidental in connection with the fulfillment of its business purposes.

     SECTION 2.3 Offices.


          (a) The principal executive offices of the Company shall be located at 900 North Tucker Boulevard, St. Louis, Missouri 63101 at the offices of Pulitzer or such other location as determined by the Managing Member from time to time.

          (b) The registered office of the Company in the State of Delaware is located at The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The registered agent of the Company for service of process at such address is The

     Corporation Trust Company. The Managing Member may change such registered office or registered agent from time to time.

     SECTION 2.4 Name.


     The name of the Company shall be St. Louis Post-Dispatch LLC or such other name as the Managing Member may from time to time select.

     SECTION 2.5 Term.

     The existence of the Company commenced on the date its Certificate of Formation was filed with the Secretary of State of the State of Delaware, and shall continue, unless earlier dissolved and terminated pursuant to Section 8.1, through the close of business on the fifteenth anniversary of the Closing Date.

     SECTION 2.6 Members.

     The name and business or mailing address of each Member of the Company are set forth on Schedule 1 to this Agreement. The Managing Member shall cause
Schedule 1 to be amended from time to time to reflect the addition or retirement of Members, or transfers of Interests, in accordance with the terms of this Agreement. Except in connection with a permitted redemption or transfer of a Member's entire Interest in accordance with the terms of this Agreement, no Member shall have the right to retire from the Company prior to the termination of the Company following dissolution and winding up.

                                  ARTICLE III

                            FINANCIAL AND TAX MATTERS

     SECTION 3.1 Capital Contributions.

          (a) Simultaneously with the execution of this Agreement, Herald is contributing to the Company the Herald Contributed Assets and assigning to the Company the Herald Assumed Liabilities (each as defined and identified in the Joint Venture Agreement), with an aggregate Agreed Value of $340,000,000.

          (b) Simultaneously with the execution of this Agreement, Pulitzer and PTI are contributing to the Company the Pulitzer Contributed Assets and the PTI Contributed Assets, respectively, and are assigning to the Company the Pulitzer Assumed Liabilities and the PTI Assumed Liabilities, respectively (each as defined and identified in the Joint Venture Agreement), with an aggregate Agreed Value of $340,000,000. Of Pulitzer and PTI's $340,000,000 aggregate Capital Contribution, $336,600,000 and $3,400,000 have been contributed by Pulitzer and PTI, respectively.

          (c) The Gross Asset Value of each Contributed Asset which is tangible property shall be equal to the tax basis thereof as of the date contributed. The Gross Asset Value of any intangible Contributed Assets shall be equal to the difference between the total Gross Asset

     Value of such Member's Contributed Assets and the Gross Asset Value of the tangible Contributed Assets of such Member.

          (d) Except as may otherwise be unanimously agreed in writing by the Members and except for payments, if any, under the Herald Indemnity (which payments would be treated as Capital Contributions), the Members shall have no obligation to make any additional Capital Contributions to the Company, and except as contemplated hereunder or in the Joint Venture Agreement, no Member shall contribute any property to the Company other than the Contributed Assets.

     SECTION 3.2 Loans from Members.

     The Managing Member, in its sole discretion, may permit a Member to advance funds to the Company as a loan (a "Member Loan"). Member Loans shall not be considered Capital Contributions. Each Member Loan shall be unsecured and shall bear a floating rate of interest (adjusted at the beginning of each fiscal quarter of the Company) equal to the sum of the six month LIBOR rate plus 0.75% and may contain other customary commercial terms as agreed by the Company and the Member making such Member Loan; provided, however, that any such Member Loans shall be fully subordinate in right of payment to the Company Debt, the Permanent Company Debt, any other indebtedness of the Company and the Herald Put. A Member Loan shall be a debt of the Company to such Member and shall be payable or collectible only out of Company assets in accordance with the terms and conditions upon which such Member Loan is made and subject to the terms and conditions of this Agreement. The repayment of a Member Loan upon liquidation of the Company shall be subject to the order of priority set forth in Section 8.2. Any Member Loan shall provide that any payment of interest or principal thereon may be made only to the extent that the Reserve Asset Value will equal or exceed the Minimum Reserve Amount after taking such payment into account.

     SECTION 3.3 Restrictions Relating to Capital; Company Property.


          (a) Except as otherwise provided herein (including under Section 7.2) or by the Delaware Act, no Member shall have the right to withdraw, or receive any return of, all or a portion of such Member's Capital Contribution, nor shall any Member have the right to demand and receive property other than cash in return for its Capital Contribution.

          (b) No interest shall be paid by the Company on Capital Contributions or on balances in Members' Capital Accounts.

          (c) All Company Property, whether contributed by a Member or otherwise acquired by the Company, shall be owned by the Company as a separate legal entity and no Member shall have any right of partition with respect to any Company Property.

          (d) Except as specifically set forth in this Agreement, no Member shall have priority over any other Member, either as to the return of its Capital Contribution or as to income, losses, returns, or distributions.

          (e) The Company shall not enter into any transaction, other than transactions contemplated by the Joint Venture Agreement or the Transaction Agreements, with any Member or any Affiliate of any Member (other than any Subsidiaries of the Company) except on arm's-length terms or otherwise in a manner consistent with prior practice under the Agency Agreement relating to the kinds of items set forth in Schedule 2 hereto. The Company shall provide Herald with notice of any material transaction between the Company and either Pulitzer or any other Affiliate of Pulitzer (other than any Subsidiary of the Company), other than a transaction the terms of which are consistent with other prior practice under the Agency Agreement.

     SECTION 3.4 Tax Treatment.

     It is the intention of the Members that the Company be treated as a "partnership" for United States federal, state and local income tax purposes, and, except as otherwise required by Law, no Member shall take any action inconsistent with the classification of the Company as a partnership for U.S. income tax purposes, including any action to cause the Company to be treated as an association taxable as a corporation for U.S. income tax purposes.

     SECTION 3.5 Allocation of Profits and Losses.

     Except as provided in Section 3.13, Profits and Losses for any Fiscal Year or other period shall be allocated among the Members in proportion to their respective Percentage Interests.

     SECTION 3.6 Other Allocation Rules.

          (a) Profits, Losses, and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article III as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Value of Company Property is adjusted pursuant to Regulations Section 1.704-1(b)(2)(iv)(f). In addition, if any Company Property is distributed in-kind to a Member, Capital Accounts shall be adjusted as if such Company Property had been sold for its Fair Market Value at the time of such distribution.

          (b) Profits, Losses and any other items of income, gain, loss or deduction shall be determined on a daily, monthly or other basis by the Managing Member, using any permissible method under Code Section 706 and the Regulations thereunder, and shall be allocated to a particular Fiscal Year or other period accordingly.

          (c) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' respective interests in Profits shall be based on their respective Percentage Interests.

     SECTION 3.7 Tax Elections.


     The Company shall make the following elections on the appropriate tax returns:

          (a) to have the provisions of subchapter C of Chapter 63 of Subtitle F of the Code (i.e., Sections 6221 through 6234 of the Code and the Regulations thereunder regarding the tax treatment of partnership items) apply to the Company;

          (b) to adjust the basis of Company Property in the circumstances described in Section 754 of the Code; and

          (c) any other election not inconsistent with this Agreement or the Joint Venture Agreement that the Tax Matters Member may deem appropriate and in the best interest of the Company and the Members.

     Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law. Herald agrees not to extend the statute of limitations with respect to partnership items (as defined in Section 6231 of the Code) of the Company unless an extension specific to such items is expressly requested by the Internal Revenue Service. At the request of the Managing Member, Herald will confirm to the Managing Member whether any such statute of limitations has been extended and the date to which any such statute of limitations has been extended.

     SECTION 3.8 Tax Allocations; Code Section 704(c).


          (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Company Property contributed to the Company by a Member, including any Contributed Asset, shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such Company Property to the Company for federal income tax purposes and its Gross Asset Value at the time of contribution. Allocations pursuant to this
     Section 3.8 are solely for purposes of federal, state and local income taxes and shall not be taken into account in computing any Member's share of Profits, Losses or distributions pursuant to any provision of this Agreement.

          (b) The Company shall adopt and use only the "traditional method" permitted by the Regulations under Code Section 704(c), and therefore shall not make any curative allocations and/or remedial allocations.

          (c) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other items taken into account in computing Profits and Losses for a particular Fiscal Year or other period shall be allocated among the Members based on their respective Percentage Interests for such Fiscal Year or other period as determined by the Managing Member in accordance with applicable provisions of the Code and Regulations.

          (d) Except as otherwise provided above, all Company allocations shall be made in accordance with Section 704(b) of the Code.

     SECTION 3.9 Tax Matters Member.

     Pulitzer shall be the tax matters partner (the "Tax Matters Member") of the Company pursuant to Section 6231(a)(7) of the Code. The Company agrees to defend, indemnify and hold harmless the Tax Matters Member from and against all claims, damages, costs and expenses relating to actions taken in good faith in discharging its responsibilities as Tax Matters Member.

     SECTION 3.10 Regular Distribution Policy.

          (a) Subject to Section 3.11, the Managing Member shall determine from time to time, in its complete discretion, whether and to what extent the Company shall distribute any portion of Company Property to the Members in cash; provided, however, that, except as provided in Section 3.11, the Company shall not make any distribution to the extent that, after giving effect to such distribution, the Reserve Asset Value would be less than the Minimum Reserve Amount.

          (b) All distributions (other than pursuant to Section 3.11, Section
     7.2 or Section 8.2) of Company Property shall be made to the Members based on their respective Percentage Interests.

          (c) The Members acknowledge that distributions pursuant to this
     Section 3.10 in excess of the Company's "net cash flow from operations," as determined under Regulations Section 1.707-4(b), are not anticipated on or before the second anniversary of the Closing Date.

     SECTION 3.11 Special Distributions.


          (a) Simultaneous with the Closing, the Company shall distribute to Herald $306,000,000.

          (b) Notwithstanding Section 3.10, in the event of an increase in the tax basis of Company Property (other than any increase in tax basis under Section 743 of the Code) by reason of a Final Determination resulting in an increase in the taxable income of Herald attributable to its Interest, including as a result of a Final Determination that Herald's contribution of its Contributed Assets constituted a taxable sale for federal income tax purposes as of the date it was made, the Company shall distribute to Herald an amount equal to 100% of the "Deemed Tax Benefit" (as defined in the next sentence) arising as a result of such increase in the tax basis of Company Property. The "Deemed Tax Benefit" of any increase in the tax basis of Company Property shall be equal to the present value, computed based on an 8% annual discount rate to the date on which such increase in tax basis applies for tax purposes, of a series of 15 annual amounts, each equal to 39% of one-fifteenth of such increase in tax basis, with such amounts being taken into account commencing on the last day of the first tax year to which such increase in tax basis is applicable and continuing on the last day of each of the following 14 consecutive tax years.

          (c) Notwithstanding anything herein to the contrary, no distribution shall be made to Herald pursuant to Section 3.11(b) either prior to the day after the second anniversary of the Closing Date or subsequent to the exercise of the Herald Put.

     SECTION 3.12 Permanent Company Debt.

     The Company shall refinance the Company Debt (or Permanent Company Debt) from time to time with non-amortizing indebtedness that remains outstanding for an aggregate term (taking into account the initial refinancing and any subsequent refinancings) expiring on or after the 15th anniversary of the Closing Date. The principal amount of any Permanent Company Debt shall be not less than the Company Debt and not more than the sum of (i) the principal amount of the Company Debt, plus (ii) the aggregate amount of expenses incurred in obtaining any Permanent Company Debt. After deducting such expenses, the net proceeds of any Permanent Company Debt shall be used solely to repay in full the principal amount of the Company Debt (or, in the case of refinancings of Permanent Company Debt, such refinanced Permanent Company Debt). The terms of any Company Debt and Permanent Company Debt shall not restrict any distribution by the Company under Section 3.11(b) or the payment by the Company of the Put Price.

     SECTION 3.13 Allocations Upon Liquidation of the Company.

     In connection with the liquidation of the Company pursuant to Section 8.2, any income or gain realized upon liquidation shall be allocated among the Members based on their respective Percentage Interests pursuant to Section 3.5; provided, however, that Herald's share of any such income or gain shall be reduced, but not below 1% of all such income and gain, to the extent that the allocations of income and gain to Herald in connection with the liquidation of the Company would cause the Deemed Value of Herald's Interest to exceed $325 million as of the Closing Date.

     SECTION 3.14 Reimbursement of Certain Expenses.

     The Company will be responsible for and shall pay or reimburse any Member or any Affiliate of a Member for any expenses (including reasonable attorney fees) incurred by such Person in contesting or litigating any matter arising out of (x) the actions or activities of the Company or (y) the transactions contemplated by the Joint Venture Agreement (including the costs of any tax contests, but not the tax, interest or penalties related thereto); provided, that in the case of any Member other than the Managing Member, such Member shall give the Company prompt written notice of any matter which may give rise to any claim that the Company is responsible for any payment or reimbursement under this Section 3.14.

                                   ARTICLE IV

                                   MANAGEMENT

     SECTION 4.1 General.

     The Managing Member shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, including the appointment of officers of the Company and the delegation thereto of such duties as the Managing Member deems necessary, appropriate or advisable. The Managing Member shall constitute and shall have all of the rights of a "manager" of the Company as such term is defined in Section 18-101 of the Delaware Act. No other Member, by reason of its status as such, shall have any authority to act for or bind the Company or otherwise take part in the management of the Company, but shall have only the right to vote on or approve the matters specifically provided herein or required in the Delaware Act to be voted on or approved or determined by the Members.

     SECTION 4.2 Standard of Care; Indemnification.


          (a) In carrying out their duties, each Member (including the Managing Member) and its respective directors, officers and agents and the officers or agents of the Company (each, an "Indemnitee") shall not be liable to the Company or to any Member for any actions taken in good faith and reasonably believed by the Indemnitee to be in, or not opposed to, the best interests of the Company, or for errors of judgment, neglect or omission, including any losses sustained, liabilities incurred, or benefits not derived by Members in connection with any action or inaction of the Indemnitee, provided, however, that the Indemnitee shall be liable for his willful misconduct or fraud.

          (b) Each Indemnitee shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and disbursements), judgments, fines, settlements and all other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of the Indemnitee's status as the Managing Member or his status as a director, officer or agent of the Managing Member or of the Company and his management of the affairs of the Company, or which relate to the Company, its property, business or affairs, whether or not the Indemnitee continues to be the Managing Member or a director, officer or agent of the Managing Member or of Company at the time any such liability or expense is paid or incurred, if the Indemnitee acted in good faith and in a manner it or he reasonably believed to be in, or not opposed to, the best interests of the Company.

          (c) Expenses (including legal fees and disbursements) incurred in defending any proceeding shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to be indemnified by the Company as authorized hereunder.

     SECTION 4.3 Capital Expenditures.

         The Managing Member may cause the Company to incur capital expenditures, and may fund any such capital expenditures out of the assets of the Company or out of funds provided by Member Loans; provided, that the Company may not fund a capital expenditure out of the assets of the Company unless, after the expenditure, the Reserve Asset Value is at least equal to the Minimum Reserve Amount.

     SECTION 4.4 Reserves.

         The Managing Member may establish and maintain reserves for actual, anticipated or contingent liabilities and obligations of the Company. The Company may pledge its cash and U.S. Treasury obligations and other obligations backed by the full faith and credit of the United States, but only to the extent the value of such cash, U.S. Treasury obligations and other obligations backed by the full faith and credit of the United States exceed the Minimum Reserve Amount at such time. The Company may not incur any obligations which are reasonably expected to cause the Reserve Asset Value to be less than the Minimum Reserve Amount.

                                   ARTICLE V

                          ACCOUNTING, BOOKS AND RECORDS

     SECTION 5.1 Fiscal Year.

     The Fiscal Year and fiscal periods of the Company shall be the same as the fiscal year and fiscal periods of Pulitzer, as the same may be changed or modified from time to time.

     SECTION 5.2 Books and Records.

     The Company shall keep the books and records of the Company at its principal executive offices. Such books and records shall be kept in conformity with accounting principles generally accepted in the United States of America. Each of the Members and its authorized representatives shall have the right, at all reasonable times and upon reasonable advance written notice to the Company, at such Member's expense, to inspect, audit and copy the books and records of the Company for any purpose reasonably related to the Member's Interest. A Member requesting access to the Company's books and records shall reimburse the Company for any costs reasonably incurred by the Company in connection therewith.

     SECTION 5.3 Auditors.

     The CPA Firm of the Company shall be designated by the Managing Member and such CPA Firm may be changed from time to time so long as it is an auditing firm of international standing.

     SECTION 5.4 Reporting.

     The Company shall use reasonable commercial efforts to deliver to each Member (i) within 30 days after the close of each fiscal month, an unaudited balance sheet and statement of income for the Company for such fiscal month and
(ii) within one-hundred twenty (120) days after the close of each Fiscal Year, an audited balance sheet, statement of income and statement of cash flows for the Company for such Fiscal Year.

     SECTION 5.5 Banking.

     All funds of the Company received from any and all sources shall be deposited in such checking or other such accounts as shall be determined by the Managing Member. In connection with the maintenance of such bank accounts, the Managing Member shall designate those individuals who will have authority to write checks or otherwise disburse funds from such bank accounts on behalf of the Company in connection with its activities.

     SECTION 5.6 Tax Return Information.

     The Managing Member shall cause the Company to prepare all federal, foreign, state and local income tax returns that it is required to file. The Managing Member shall use reasonable commercial efforts to deliver to each Member within 120 days following the close of each Fiscal Year such tax information as shall reasonably be required for the preparation by such Person of its federal, foreign, state and local income and other income tax returns. For each taxable year of the Company with respect to which Herald owns an Interest, the Managing Member shall provide Herald with a copy of the draft federal income tax return of the Company for such year at least twenty (20) days prior to the filing of such return for comment and consultation, provided that Herald's approval shall not be required for the filing of any tax return of the Company.

     SECTION 5.7 Six Year Projections.

     Within thirty (30) days following the ninth anniversary of the Closing Date, the Managing Member shall cause the Company to deliver to Herald projected balance sheets, statements of income and statements of cash flow of the Company for the six annual periods beginning on the ninth anniversary of the Closing Date. The projections shall set forth all underlying material assumptions in respect thereof, and the Company shall make available representatives of the Company and the Managing Member to review the projections with representatives of Herald.

                                   ARTICLE VI

                         CONFIDENTIALITY; NONCOMPETITION

     SECTION 6.1 Confidentiality Obligation.

     Herald shall not, directly or indirectly, disclose or use at any time any confidential or proprietary business, financial or other information pertaining to the Company, Pulitzer or any of its respective Affiliates.

     SECTION 6.2 Noncompetition.

     Notwithstanding anything herein to the contrary, the parties hereto agree that neither Herald nor any of its Affiliates shall, directly or indirectly, during the term of this Agreement (a) own, operate, publish, sell or distribute any daily, general interest newspaper that is principally sold or distributed within the greater St. Louis metropolitan area or (b) purchase any group of weekly newspapers (regardless of their frequency of publication within any week) consisting of five or more weeklies with aggregate weekly circulation of more than 175,000 copies that are principally sold or distributed within the greater St. Louis metropolitan area.

                                  ARTICLE VII

                        TRANSFER OF INTERESTS; PUT RIGHT

     SECTION 7.1 General.

          (a) Any Member may sell, assign or transfer (collectively, "Transfer") all or any portion of its Interest to any of its Affiliates that would be treated as a "related person" to such Member within the meaning of Regulations Section 1.752 (any such Affiliates of such Member, a "Related Person") without the consent of any other Member, but may not Transfer, pledge or otherwise encumber all or any portion of its Interest to any Person who is not a Related Person to such Member (or take or allow to be taken any action as a result of which the Related Person is no longer an Affiliate of such Member) without the prior written consent of the other Members, which consent may be granted or withheld in the other Members' sole discretion.

          (b) Notwithstanding Section 7.1(a), Pulitzer may, without the consent of any other Member, Transfer all, but not less than all, of its and its Affiliates' Interests, together with all of their obligations, to any Person and designate that Person to be the Managing Member of the Company; provided, that such Transferee (i) is, or is an Affiliate of, a nationally recognized daily newspaper publisher which, together with its Affiliates, has an aggregate paid daily circulation equal to at least 3,000,000 copies,
     (ii) has a net worth at least equal to Pulitzer's net worth at such time,
     (iii) assumes Pulitzer's obligations under this Agreement and the Transaction Agreements and (iv) assumes Pulitzer's obligations under the Pulitzer Guaranty (as defined in the Joint Venture Agreement).

          (c) Notwithstanding Section 7.1(a), Pulitzer may, without the consent of any other Member, Transfer all, but not less than all, of its and its Affiliates Interests, together with all of their obligations, to any Person and designate that Person to be the Managing Member of the Company; provided, that (i) such Transferee is, or is an Affiliate of, a nationally recognized daily newspaper publisher which, together with its Affiliates, has an aggregate paid daily circulation of at least 500,000 copies, (ii) such Transferee or its ultimate parent has "investment grade" rated debt, as determined by either Standard & Poor's or Moody's, or, if such Transferee's or its ultimate parent's debt is not so rated, such Transferee or its ultimate parent (calculated on a consolidated basis) has a debt to EBITDA ratio of not more than 3.5 to 1, (iii) such Transferee assumes Pulitzer's obligations under this Agreement and the Transaction Agreements,
     (iv) such Transferee assumes Pulitzer's obligations under the Pulitzer Guaranty and (v) if such Transferee satisfies either condition under the foregoing subsection (ii) only because its ultimate parent satisfies such condition, the ultimate parent of such Transferee shall guarantee its performance of Pulitzer's obligations under this Agreement and the Transaction Agreements and also Pulitzer's obligations under the Pulitzer Guaranty.

          (d) PTI must Transfer all of its Interest to the Person (or to an Affiliate of the Person) to whom Pulitzer may Transfer its Interest under
     Section 7.1(b) or Section 7.1(c)

          (e) Any purported Transfer by a Member which does not comply with the provisions of this Section 7.1 shall be null and void and of no force and effect. Any Transferee under this Section 7.1 shall become a substitute member in the Company, and shall take the place of the Transferor under this Agreement as fully and completely as if such Transferee had been a party hereto, provided that such Transferee executes and delivers to the Company such documents and instruments of conveyance as may be reasonably necessary to effect such Transfer and to confirm the agreement of the Transferee to be bound by the provisions of this Agreement and the Transaction Agreements.

     SECTION 7.2 Put Right.

          (a) Upon not less than six months prior written notice and, provided that Herald and its Affiliates are not in breach of any of the Put-Related Covenants, Herald shall have a one-time right to require the Company to redeem all (but not less than all) of its Interest, effective on the tenth anniversary of the Closing Date (the "Herald Put"). The redemption price (the "Put Price") for Herald's Interest will be the amount necessary to result in the Deemed Value of the Herald Interest after receipt of such payment being equal to $275 million as of the Closing Date; provided, however, that if, at the time the Herald Put is exercised, a contest with a governmental authority exists as to the tax treatment of any item of income taken into account in computing Deemed Value, the Put Price will be adjusted after the closing of the exercise of the Herald Put to reflect the ultimate tax treatment as well as any additional unreimbursed contest costs and penalties of Herald and its Affiliates and the corrected interest calculation. The Company may, in the Managing Member's sole and absolute discretion, assign its obligations under the Herald Put to Pulitzer. The closing of the exercise of the Herald Put shall take place at a time and place to be designated by mutual agreement of the Company and Herald, but not later than thirty (30) days after the tenth anniversary of the Closing. At the closing, Herald shall execute and deliver such documents as reasonably requested by the Company or Pulitzer to fully transfer title to its Interest, including documents representing and warranting good and marketable title to its Interest and that its Interest is owned free and clear of all liens, charges and encumbrances.

     SECTION 7.3 Termination of a Member's Interest.

     Any Member that Transfers its entire Interest pursuant to the terms hereof shall be deemed to have retired and to have ceased to be a Member as of the effective date of such Transfer.

                                  ARTICLE VIII

                           DISSOLUTION AND WINDING UP

     SECTION 8.1 Dissolution.

     The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

          (a) the expiration of its term as set forth in Section 2.5; and

          (b) the unanimous written consent of the Members to dissolve the Company.

     SECTION 8.2 Winding Up.

     If the Company is dissolved pursuant to Section 8.1, this Agreement shall remain in full force and effect and shall continue to govern the rights and obligations of the Members and the Managing Member and the conduct of the Company during the period of winding up the Company's affairs. Except as provided in Section 8.3 below, the Managing Member shall cause Company Property to be distributed in-kind or to be sold for cash and the proceeds distributed as provided herein. The Managing Member shall apply and distribute Company Property in the following order of priority (subject to Section 8.3), unless otherwise required by mandatory provisions of applicable Law:

          (a) to repayment of the Company Debt or the Permanent Company Debt;

          (b) to repayment of other creditors (other than Members who are creditors), to the extent otherwise permitted by Law, in satisfaction of the liability of the Company to such creditors (whether by payment, by the establishment of reserves of cash or other Company Property for contingent liabilities in amounts, if any, determined by the Managing Member to be appropriate for such purposes or by other reasonable provision for payment);

          (c) to repayment of Member Loans (whether by payment, by the establishment of reserves of cash or other Company Property for contingent liabilities in amounts, if any, determined by the Managing Member to be appropriate for such purposes or by other reasonable provision for payment); and

          (d) thereafter to the Members in proportion to the positive balances of their respective Capital Accounts. Such Capital Account balances shall be determined after allocating all income, gain, deduction, loss and other like items arising in connection with the liquidation of Company Property (or if Company Property is not sold, after adjusting the Capital Accounts in the same manner as such accounts would have been adjusted if all Company Property had been sold for its Fair Market Value) and otherwise making all Capital Account adjustments required hereunder. No Member shall have any obligation to restore any deficit in its Capital Account.

     SECTION 8.3 Pulitzer Purchase.

                  In connection with the liquidation of the Company, Pulitzer will pay to Herald, in lieu of any amount that otherwise would be distributed to Herald pursuant to Section 8.2(d), cash in the same amount.

                                   ARTICLE IX

                                  MISCELLANEOUS

     SECTION 9.1 Notices.

     All notices and other communications required or permitted by this Agreement shall be in writing and shall be delivered by personal delivery, by nationally recognized overnight courier service, by facsimile, by first class mail or by certified or registered mail, return receipt requested, addressed to any Member at its address as set forth on Schedule 1 (as the same may be updated from time to time at the direction of such Member) or to the Company at 900 North Tucker Boulevard, St. Louis, Missouri 63101 (or to such other address as the Company shall have designated to each of the Members by written notice given in the manner hereinabove set forth). Notices shall be deemed given one day after sent, if sent by overnight courier; when delivered and receipted for, if hand delivered; when received, if sent by facsimile or other electronic means or by first class mail; or when receipted for (or upon the date of attempted delivery where delivery is refused or unclaimed), if sent by certified or registered mail, return receipt requested.

     SECTION 9.2 Amendment; Waiver.

     Any provision of this Agreement may (i) be amended if, and only if, such amendment is in writing and signed by each Member, or (ii) be waived if such waiver is contained in a writing, and signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single exercise thereof preclude any other or further exercise thereof or of any other right, power or privilege. Except as otherwise provided, rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     SECTION 9.3 Assignment.

     Except as otherwise expressly provided herein, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

     SECTION 9.4 Entire Agreement.

     This Agreement, the Joint Venture Agreement and the Transaction Agreements (including the schedules and exhibits hereto and thereto) contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

     SECTION 9.5 Parties in Interest.

     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns or Transferees. Nothing in this

Agreement, express or implied, is intended to confer upon any Person other than the Company, Herald, Pulitzer, PTI or their respective successors or permitted assigns or Transferees, any rights or remedies under or by reason of this Agreement. The Company is executing this Agreement as a party, and this Agreement shall constitute a contract among the Members and between the Company and each of the Members.

     SECTION 9.6 Governing Law; Submission to Jurisdiction; Selection of Forum.

     This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the internal Laws of the State of Delaware. Each of the parties agrees that any legal action between the parties, or any of them, relating to this Agreement, the interpretation of the terms hereof or the performance hereof or the consummation of the transactions contemplated hereby, whether in tort or contract or at law or in equity, shall exclusively be brought in a Federal or State Court located in New Castle County, Delaware, having jurisdiction of the subject matter thereof, and each party irrevocably (i) consents to personal jurisdiction in any such Federal or State Court, (ii) waives any objection to laying venue in any such action or proceeding in any such Court, (iii) waives any immunity from suit and any objection that any such Court is an inconvenient forum or does not have jurisdiction over any party hereto and (iv) agrees that service of complaint or other process may be made by certified or registered mail addressed to such party at its address determined in accordance with
Section 9.1 of this Agreement.

     SECTION 9.7 Counterparts.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

     SECTION 9.8 Severability.

     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If Herald and Pulitzer are unable to agree on the substitution of a provision pursuant to clause (i) above, such dispute shall be submitted to binding arbitration in accordance with the rules of the American Arbitration Association.

     SECTION 9.9 No Agency.

     This Agreement shall not constitute an appointment of any party as the agent of any other party, nor shall any party have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, or in the name or on behalf of, any other party.

     SECTION 9.10 Limitation of Liability.

     The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and, except as otherwise expressly provided herein, no Member (including the Managing Member) or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Managing Member and/or officer.

            [The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

                                       PULITZER INC.

                                       By:/S/ RONALD H. RIDGWAY
                                          ---------------------
                                          Name: Ronald H. Ridgway
                                          Title: Senior Vice President - Finance


                                       PULITZER TECHNOLOGIES, INC.

                                       By:/S/ JON H. HOLT
                                          ---------------
                                          Name: Jon H. Holt
                                          Title: Treasurer


                                       THE HERALD COMPANY, INC.

                                       By:/S/ S.I. NEWHOUSE, JR.
                                          ----------------------
                                          Name: S.I. Newhouse, Jr.
                                          Title: Vice President